                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                 SCHEDULE 13D/A

                                 (RULE 13d-101)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
               Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                                 SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 12)*


                              iSTAR FINANCIAL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, PAR VALUE $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   85569R 104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                JEROME C. SILVEY
                         STARWOOD CAPITAL GROUP, L.L.C.
                             591 WEST PUTNAM AVENUE
                              GREENWICH, CT 06830
                           TELEPHONE: (203) 422-7000
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                    Copy to:

                           CARMEN J. ROMANO, ESQUIRE
                                     DECHERT
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                             PHILADELPHIA, PA 19103
                            TELEPHONE: (215) 994-4000


                                NOVEMBER 5, 2001
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    B Holdings, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

                                                              PAGE 2 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Starwood Opportunity Fund II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

                                                              PAGE 3 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Starwood Mezzanine Investors, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    2,235,645 (See Item 5)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    2,235,645 (See Item 5)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,235,645 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.6% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

                                                              PAGE 4 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Starwood Mezzanine Holdings, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    2,235,645 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,235,645 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,235,645 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.6% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

                                                              PAGE 5 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Starwood Capital Group I, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    2,235,645 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,235,645 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,235,645 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.6% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

                                                              PAGE 6 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    BSS Capital Partners, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    2,235,645 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,235,645 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,235,645 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.6% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

                                                              PAGE 7 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Sternlicht Holdings II, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    2,235,645 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,235,645 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,235,645 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.6% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

                                                              PAGE 8 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    SOFI-IV SMT Holdings, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    34,627,693 (See Item 5)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    34,627,693 (See Item 5)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,627,693 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     40% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

                                                              PAGE 9 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Starwood Opportunity Fund IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    34,627,693 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    34,627,693 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,627,693 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     40% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

                                                             PAGE 10 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    SOFI IV Management, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    34,627,693 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    34,627,693 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,627,693 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     40% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

                                                             PAGE 11 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Starwood Capital Group, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    8,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    34,627,693 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    8,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    34,627,693 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,635,693 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     40% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

                                                             PAGE 12 OF 33 PAGES

CUSIP NO. 85569R 104              13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Barry S. Sternlicht
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    OO, PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,536,887
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    36,871,338 (See Item 5)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,536,887
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    36,871,338 (See Item 5)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,408,225 (See Item 5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     44.4% (See Item 5)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

                                                             PAGE 13 OF 33 PAGES

                        AMENDMENT NO. 12 TO SCHEDULE 13D

         This Amendment No. 12 to the Schedule 13D filed on November 29, 1993 (the "Schedule 13D"), as amended on January 13, 1994, February 9, 1994, March 15, 1994, March 22, 1996, September 26, 1996, January 22, 1997, March 18, 1998,
October 14, 1998, June 15, 1999, November 19, 1999 and May 29, 2001 is on behalf of B Holdings, L.L.C., a Connecticut limited liability company ("BLLC"), Starwood Opportunity Fund II, L.P., a Connecticut limited partnership ("SOF II"), Starwood Mezzanine Investors, L.P., a Delaware limited partnership ("Starwood Investors"), Starwood Mezzanine Holdings, L.P., a Delaware limited partnership ("Starwood Holdings"), Starwood Capital Group I, L.P., a Delaware limited partnership ("Starwood Capital"), BSS Capital Partners, L.P., a Delaware limited partnership ("BSS"), Sternlicht Holdings II, Inc., a Delaware corporation ("Sternlicht Holdings"), SOFI-IV SMT Holdings, L.L.C., a Delaware limited liability company ("SMT"), Starwood Opportunity Fund IV, L.P., a Delaware limited partnership ("SOFI IV"), SOFI IV Management, L.L.C., a Connecticut limited liability company ("SOFI IV Management"), Starwood Capital Group, L.L.C., a Connecticut limited liability company ("SCG") and Barry S. Sternlicht. This Amendment No. 12 is the final amendment with respect to BLLC and SOF II.

         Unless specifically amended and/or restated herein, the disclosure set forth in the Schedule 13D, as amended through Amendment No. 11, shall remain unchanged.

ITEM 1.       SECURITY AND ISSUER.

         No amendment.

ITEM 2.       IDENTITY AND BACKGROUND.

         No amendment.

ITEM 3.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No Amendment.

ITEM 4.       PURPOSE OF TRANSACTION.

         The information previously furnished in response to Item 4 is hereby amended by adding at the end thereto the following:

         Certain of the Reporting Persons have sold an aggregate of 16,500,000 Shares of the Issuer and as more fully described in Item 6, may sell up to an aggregate of 2,475,000 additional Shares of the Issuer by November 29, 2001, in connection with the underwriters' option to acquire such shares, pursuant to the Purchase Agreement dated as of October 30, 2001 among the Issuer, certain of the Reporting Persons listed on Schedule B thereto and the underwriters listed on Schedule A thereto.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.

         The information previously furnished in response to Item 5 is hereby amended and restated as follows:

         Based on information provided by the Issuer, the total number of Shares outstanding as of September 30, 2001 for purposes of calculating the percentage ownership of Shares for each Reporting Person equaled 86,568,767.

         (a) Aggregate Number and Percentage of the Class of Securities Identified Pursuant to Item 1 Beneficially Owned by Each Person Named in Item 2:

         As of November 5, 2001, BLLC beneficially owned no Shares.

         As of November 5, 2001, SOF II may be deemed to beneficially own no Shares.


                                                             PAGE 14 OF 33 PAGES

         As of November 5, 2001, Starwood Investors beneficially owned 2.6% of the issued and outstanding Shares, or 2,235,645 Shares.

         As of November 5, 2001, Starwood Holdings may be deemed to have beneficially owned 2.6% of the issued and outstanding Shares, or 2,235,645 Shares, by virtue of being a general partner of Starwood Investors. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 5, 2001, Starwood Capital may be deemed to have beneficially owned 2.6% of the issued and outstanding Shares, or 2,235,645 Shares, by virtue of being (i) a general partner of Starwood Investors, (ii) the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and (iii) the general partner of SOF II, which is a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 5, 2001, BSS may be deemed to have beneficially owned 2.6% of the issued and outstanding Shares, or 2,235,645 Shares, by virtue of being a general partner of Starwood Capital, which is (i) a general partner of Starwood Investors, (ii) the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and (iii) the general partner of SOF II, which is a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 5, 2001, Sternlicht Holdings may be deemed to have beneficially owned 2.6% of the issued and outstanding Shares, or 2,235,645 Shares, by virtue of being the general partner of BSS, which is the general partner of Starwood Capital, which is (i) a general partner of Starwood Investors, (ii) the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and (iii) the general partner of SOF II, which is a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 5, 2001, SMT beneficially owned 40% of the issued and outstanding Shares, or 34,627,693 Shares.

         As of November 5, 2001, SOFI IV may be deemed to have beneficially owned 40% of the issued and outstanding Shares, or 34,627,693 Shares, by virtue of being the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 5, 2001, SOFI IV Management may be deemed to have beneficially owned 40% of the issued and outstanding Shares, or 34,627,693 Shares, by virtue of being the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 5, 2001, SCG may be deemed to have beneficially owned 40% of the issued and outstanding Shares, or 34,627,693 Shares (which excludes the number of shares directly owned by SCG as indicated below), by virtue of (i) being a general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT and (ii) being a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein. This Reporting Person also directly owns 8,000 shares.

         As of November 5, 2001, Barry S. Sternlicht may be deemed to have beneficially owned 42.6% of the issued and outstanding Shares, or 36,871,338 Shares (which excludes the number of Shares personally owned by Mr. Sternlicht as indicated below), by virtue of his control of (i) Sternlicht Holdings, which is the general partner of BSS, which is the general partner of Starwood Capital, which is a general partner of Starwood Investors, and the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and the general partner of SOF II, which is a member of BLLC, and (iii) SCG, which is the general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT and a member of BLLC. This Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Mr. Sternlicht also personally owns an additional 1.8% of the issued and outstanding Shares or 1,536,887 Shares.


                                                             PAGE 15 OF 33 PAGES

         (b) Number of Shares as to Which There is Sole Power to Vote or to Direct the Vote, Shared Power to Vote or to Direct the Vote, and Sole or Shared Power to Dispose or to Direct the Disposition:

         As of November 5, 2001:

         BLLC and SOF II, a member of BLLC, no longer have or share the power to vote and dispose of any Shares.

         Starwood Investors has the sole power to vote and dispose of 2,235,645 Shares. Starwood Investors does not share the power to vote or dispose of any Shares.

         By virtue of being a general partner of Starwood Investors, Starwood Holdings shares the power to vote and dispose of 2,235,645 Shares. Starwood Holdings does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general partner of Starwood Investors, the general partner of Starwood Holdings (the other general partner of Starwood Investors) and the general partner of SOF II, which is a member of BLLC, Starwood Capital shares the power to vote and dispose of 2,235,645 Shares. Starwood Capital does not have the sole power to vote or dispose of any Shares.

         By virtue of being the general partner of Starwood Capital (which is a general partner of Starwood Investors, the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and the general partner of SOF II, which is a member of BLLC), BSS shares the power to vote and dispose of 2,235,645 Shares. BSS does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general partner of BSS (which is the general partner of Starwood Capital, which is a general partner of Starwood Investors, the general partner of Starwood Holdings, which is the other general partner of Starwood Investors and the general partner of SOF II, which is a member of
BLLC), Sternlicht Holdings shares the power to vote and dispose of 2,235,645 Shares. Sternlicht Holdings does not have the sole power to vote or dispose of any Shares.

         SMT has the sole power to vote and dispose of 34,627,693 Shares. SMT does not share the power to vote or dispose of any Shares.

         By virtue of being the sole member and manager of SMT, SOFI IV shares the power to vote and dispose of 34,627,693 Shares. SOFI IV does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general partner of SOFI IV, which is the sole member and manager of SMT, SOFI IV Management shares the power to vote and dispose of 34,627,693 Shares. SOFI IV Management does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT and a member of BLLC, SCG shares the power to vote and dispose of 34,627,693 Shares. SCG does not have the sole power to vote or dispose of any Shares.

         By virtue of being (i) the sole owner of Sternlicht Holdings (which is the general partner of BSS, which is the general partner of Starwood Capital, which is a general partner of Starwood Investors, the general partner of Starwood Holdings, which is the other general partner of Starwood Investors, Partners and the general partner of SOF II, which is a member of BLLC) and (ii) the general manager of SCG (which is the general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the general manager of SMT and a member of BLLC), Barry S. Sternlicht shares the power to vote and dispose of 36,871,338 Shares. Mr. Sternlicht has the sole power to vote or dispose of 1,536,887 Shares held personally by him.

         (c) Except as specified in Item 4 or as previously reported in the
Schedule 13D, no Reporting Person has effected any transactions in Shares during the 60 day period preceding November 5, 2001.


                                                             PAGE 16 OF 33 PAGES

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The Purchase Agreement dated as of October 30, 2001, (as incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by the Issuer on November 5, 2001 (SEC File No. 1-10150)) among the Issuer, B Holding, LLC, SOFI-IV SMT Holdings, L.L.C. and Starwood Mezzanine Investors, L.P., as the Selling Stockholders and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Salomon Smith Barney Inc. and UBS Warburg LLC, as representatives of the several Underwriters named therein, includes customary terms and conditions regarding the sale of securities in a firm commitment underwriters offering, including an overallotment option pursuant to which the Underwriters could purchase up to an additional 2,235,645 Shares from Starwood Mezzanine Investors, L.P. and 239,355 Shares from SOFI-IV SMT Holdings, L.L.C. Except with regard to the overallotment option described above, the transaction contemplated by the Purchase Agreement was consummated on November 5, 2001.

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS.

              Exhibit No.               Description
              -----------               -----------
              1                         Joint Filing Agreement, dated as of
                                        October 31, 2001 among the Reporting
                                        Persons.

              2 Purchase Agreement, dated as of October 30, 2001 among the Issuer, B Holding, LLC, SOFI-IV SMT Holdings, L.L.C. and Starwood Mezzanine Investors, L.P., as the Selling Stockholders and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Salomon Smith Barney Inc. and UBS Warburg LLC, as representatives of the several Underwriters named therein, (as incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by the Issuer on November 5, 2001 (SEC File No. 1-10150)).







                                                             PAGE 17 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            B HOLDINGS, L.L.C.

                                         By:     Starwood Capital Group, L.L.C.
                                         Its:    Member


                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer




                                                             PAGE 18 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            STARWOOD OPPORTUNITY FUND II, L.P.

                                         By:     Starwood Capital Group I, L.P.
                                         Its:    General Partner

                                         By:     BSS Capital Partners, L.P.
                                         Its:    General Partner

                                         By:     Sternlicht Holdings II, Inc.
                                         Its:    General Partner

                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer





                                                             PAGE 19 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.           STARWOOD MEZZANINE INVESTORS, L.P.

                                        By:      Starwood Capital Group I, L.P.
                                        Its:     General Partner

                                        By:      BSS Capital Partners, L.P.
                                        Its:     General Partner

                                        By:      Sternlicht Holdings II, Inc.
                                        Its:     General Partner


                                        By:      /s/ Jerome C. Silvey
                                                 -------------------------------
                                        Name:    Jerome C. Silvey
                                        Its:     Senior Vice President and Chief
                                                 Financial Officer





                                                             PAGE 20 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.           STARWOOD MEZZANINE HOLDINGS, L.P.

                                        By:      Starwood Capital Group I, L.P.
                                        Its:     General Partner

                                        By:      BSS Capital Partners, L.P.
                                        Its:     General Partner

                                        By:      Sternlicht Holdings II, Inc.
                                        Its:     General Partner

                                        By:      /s/ Jerome C. Silvey
                                                 -------------------------------
                                        Name:    Jerome C. Silvey
                                        Its:     Senior Vice President and Chief
                                                 Financial Officer





                                                             PAGE 21 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            STARWOOD CAPITAL GROUP I, L.P.


                                         By:     BSS Capital Partners, L.P.
                                         Its:    General Partner

                                         By:     Sternlicht Holdings II, Inc.
                                         Its:    General Partner

                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer





                                                             PAGE 22 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            BSS CAPITAL PARTNERS, L.P.


                                         By:     Sternlicht Holdings II, Inc.
                                         Its:    General Partner


                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer





                                                             PAGE 23 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            STERNLICHT HOLDINGS II, INC.


                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer







                                                             PAGE 24 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.         SOFI-IV SMT HOLDINGS, L.L.C.

                                      By:     Starwood Opportunity Fund IV, L.P.
                                      Its:    Sole Member and Manager

                                      By:     SOFI IV Management, L.L.C.
                                      Its:    General Partner

                                      By:     Starwood Capital Group, L.L.C.
                                      Its:    General Manager

                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Senior Vice President and Chief
                                              Financial Officer






                                                             PAGE 25 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            STARWOOD OPPORTUNITY FUND IV,  L.P.

                                         By:     SOFI IV Management, L.L.C.
                                         Its:    General Partner

                                         By:     Starwood Capital Group, L.L.C.
                                         Its:    General Manager

                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer





                                                             PAGE 26 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            SOFI IV MANAGEMENT, L.L.C.

                                         By:     Starwood Capital Group, L.L.C.
                                         Its:    General Manager


                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer




                                                             PAGE 27 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.            STARWOOD CAPITAL GROUP, L.L.C.


                                         By:     /s/ Jerome C. Silvey
                                                 -------------------------------
                                         Name:   Jerome C. Silvey
                                         Its:    Senior Vice President and Chief
                                                 Financial Officer





                                                             PAGE 28 OF 33 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2001.

                                         By:     /s/ Barry S. Sternlicht
                                                 -------------------------------
                                         Name:   Barry S. Sternlicht






                                                             PAGE 29 OF 33 PAGES